Exhibit 10.6

SATISFACTION AND DISCHARGE AGREEMENT (this “Discharge”), dated as of April 17, 2013, by and among EVERTEC Group, LLC, a Puerto Rico limited liability company (the “Company”), and EVERTEC Finance Corp., a Puerto Rico corporation and wholly-owned subsidiary of the Company (“Finance Corp.” and, together with the Company, the “Co-Issuers”) and Wilmington Trust, National Association, as trustee (the “Trustee”).

RECITALS

A. The Co-Issuers and the Trustee have entered into that certain Indenture, dated as of September 30, 2010 (as supplemented by Supplemental Indenture No. 1, dated as of April 17, 2012, Supplemental Indenture No. 2, dated as of May 7, 2012 and Supplemental Indenture No. 3, dated as of May 7, 2012), by and among the Co-Issuers, the guarantors party thereto and the Trustee (the “Indenture”), relating to the issuance by the Co-Issuers of the 11% Senior Notes due 2018 (the “Notes”), of which $250,500,000 principal amount of Notes are outstanding on the date hereof.

B. Section 8.01 of the Indenture provides that, upon the occurrence of certain events, the Indenture shall be discharged and shall cease to be of further effect as to all outstanding Notes and their obligations under the Indenture with respect to the Holders of the Notes.

A. On March 29, 2013, the Company delivered to the Trustee, and the Trustee delivered to each Holder (i) a Notice of Conditional Partial Redemption for $91.0 million principal amount of the Notes, with an anticipated redemption date of April 29, 2013 (the “Partial Redemption Date”) assuming that the conditions set forth in such notice are satisfied, at the redemption price payable to Holders of record on the Partial Redemption Date of 111.000% of the principal amount of such Holder’s Notes, plus accrued and unpaid interest for the period from and including April 1, 2013 to but excluding the Partial Redemption Date (the “Partial Redemption Price”) and (ii) a Notice of Conditional Full Redemption for all of the Notes (after giving effect to the redemption of $91.0 million principal amount of the Notes described in clause (i)), with an anticipated redemption date of April 30, 2013 (the “Full Redemption Date”) assuming that the conditions set forth in such notice are satisfied, at the redemption price payable to Holders of record on the Full Redemption Date of 100% of the principal amount of such Holder’s Notes, plus a make-whole premium based on a 50 basis point spread over a reference United States Treasury security which will be determined in accordance with the Indenture on the date that is two business days preceding the Full Redemption Date, plus accrued and unpaid interest for the period from and including April 1, 2013 to but excluding the Full Redemption Date (the “Full Redemption Price”).

B. In accordance with Section 8.01(a)(i) of the Indenture, on the date hereof, the Issuers have irrevocably deposited with the Trustee funds in respect of the Notes in an amount sufficient to pay and discharge the entire Indebtedness on the Notes.

C. Pursuant to Section 8.01(a)(ii) of the Indenture, the Issuers have paid all other sums payable under the Indenture.

D. The Issuers have requested the Trustee to execute this instrument acknowledging the discharge of the Issuers’ obligations under the Notes and the Indenture.

E. In connection with such request, the Issuers have delivered to the Trustee the Officer’s Certificate and Opinion of Counsel required pursuant to Section 8.01 of the Indenture.

NOW, THEREFORE, for and in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. The Trustee hereby acknowledges receipt from the Company of cash sufficient to pay the Partial Redemption Price and the Full Redemption Price.

Section 2. The Trustee hereby acknowledges receipt from the Issuers of the Receipt and Irrevocable Letter of Instruction of even date herewith.

Section 3. The Trustee hereby acknowledges that the obligations of the Issuers under the Notes and the Indenture are hereby discharged and that the Indenture ceases to be of further effect, except as otherwise provided in Section 8.01 of the Indenture, and except to the extent that the Issuers must supply the Trustee with the final Full Redemption Price two Business Days prior to the Full Redemption Date.

Section 4. On the Full Redemption Date, provided that the Holders have satisfied all conditions under the Indenture to receive payment of the Full Redemption Price, the Trustee shall cancel the global notes representing the $250,500,000 outstanding aggregate principal amount of the Notes.

Section 5. This Discharge shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 6. The parties hereto may sign one or more copies of this Discharge in counterparts, all of which together shall constitute one and the same agreement.

Section 7. Terms used herein and not otherwise defined shall have the same meaning as ascribed to them in the Indenture.

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IN WITNESS WHEREOF, each of the parties has caused this Discharge to be duly executed, as of the date first written above.

EVERTEC GROUP, LLC
EVERTEC FINANCE CORP.

By	/s/ Juan J. Román
	Name:	Juan J. Román
	Title:	Executive Vice President and Chief
Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jane Schweiger
	Name:	Jane Schweiger
	Title:	Vice President

[EVERTEC Notes Satisfaction and Discharge Agreement]